Exhibit 10.6
SUPREME COURT OF THE STATE OF NEW YORK
COUNTY OF NEW YORK
x

ALAN R. KAHN, derivatively, on behalf of
VALUE LINE, INC.,

Plaintiff,

v.

JEAN BERNHARD BUTTNER, EDGAR A.
BUTTNER, JANET EAKMAN, DAVID T.
HENIGSON, HOWARD A. BRECHER,
EDWARD J. SHANAHAN, HERBERT
PARDES, MARION N. RUTH, and ARNOLD
BERNHARD & CO., INC.,

Defendants,

and

VALUE LINE, INC.,

Nominal Defendant.
: : : : : : : : : : : : : : : : : : : : :	Present: Hon. Bernard Fried, J.S.C. Index No. 650320/2008 STIPULATION OF SETTLEMENT
x

The Stipulation of Settlement, dated as of September 30, 2011 (the “Stipulation”), is made and entered into by and among the Settling Parties (as defined below) in full and final settlement of the claims asserted in the above-captioned consolidated actions, subject to the approval of the Supreme Court of the State of New York (“Court”).

RECITALS

WHEREAS,

A.           On August 14, 2008, a shareholder derivative lawsuit, entitled Kahn v. Buttner, et al., Index. No. 650320/2008 (the “First Derivative Action”), was filed in this Court on behalf of nominal defendant Value Line, Inc. (“Value Line” or the “Company”) against certain Directors or former Directors of Value Line, Jean Bernhard Buttner (“Buttner”), Edgar A. Buttner (“E_Buttner”), David T. Henigson (“Henigson”), Howard A. Brecher (“Brecher”), Edward J. Shanahan (“Shanahan”), Janet Eakman (“Eakman”), Herbert Pardes (“Pardes”), and Marion N. Ruth (“Ruth”).  The complaint in the First Derivative Action alleged claims for breach of fiduciary duty and unjust enrichment in connection with what were alleged to be improper brokerage commissions charged by Value Line Securities, Inc. (“VLS”), a broker-dealer wholly owned by Value Line.  No relief was sought against Value Line, which was named as a nominal defendant.

B.           On November 4, 2009, the United States Securities and Exchange Commission, (the “SEC”), the SEC accepted Offers of Settlement submitted by Value Line, VLS, Buttner and Henigson, and issued an Order (the “SEC Order”) in the proceeding styled as In the Matter of Value Line, Inc. et al., Administrative Proceeding  File No. 3-13675.

C.           On November 9, 2009, a second shareholder derivative lawsuit, entitled Morrison v. Buttner, et al., Index No. 650658/2009 (the “Second Derivative Action”), was filed in this Court on behalf of nominal defendant Value Line against Buttner, Henigson, Brecher, and Arnold Bernhard & Co., Inc. (“AB&Co.”).  The complaint in the Second Derivative Action alleged claims for (i) breach of fiduciary duty and unjust enrichment in connection with what were alleged to be brokerage commissions charged by VLS that were not fair and reasonable, and (ii) an accounting concerning the allocation of expenses between AB&Co. and Value Line.  No relief was sought against Value Line, which was named as a nominal defendant.

D.           On November 10, 2009, Plaintiff Larry Morrison in the Second Derivative Action served his First Request for Production of Documents (the “Initial Document Request”), which sought the production of numerous categories of documents from Value Line and the other defendants.

E.           On January 8, 2010, the Court issued an Order granting the unopposed motion of Plaintiffs Alan R. Kahn and Larry Morrison (“Plaintiffs”) for appointment of lead counsel and consolidation of the derivative actions under the caption Alan R. Kahn, derivatively, on behalf of Value Line, Inc., et al. v. Jean Bernhard Buttner, et al., Supreme Court, New York County, Index. No. 650320/2008 (the “Consolidated Action”).

F.           On March 16, 2010, Plaintiffs filed a Verified Amended Shareholder Derivative Complaint (the “Complaint”), derivatively on behalf of Value Line, against Buttner, Henigson, Brecher, E_Buttner, Eakman, Shanahan, Ruth, Pardes, and AB&Co.  No relief is sought against Value Line, which is named as a nominal defendant.  The Complaint alleged claims for breach of fiduciary duty arising from: (1) what were alleged to be brokerage commissions charged by VLS that were not fair and reasonable; (2) allegedly allowing vendors to overcharge Value Line for advertising; and (3) allegedly receiving excessive compensation.  In addition, the Complaint sought an accounting concerning the allocation of expenses between AB&Co. and Value Line.

G.           On April 20, 2010, Plaintiffs served Plaintiffs’ First Request for the Production of Documents to all defendants including nominal defendant Value Line, Inc. (“Plaintiffs’ First Document Request”), which sought the production of numerous categories of documents from Value Line and the other defendants.

H.           On May 10, 2010, defendants began their production of documents responsive to Plaintiffs’ request.

I.           On August 20, 2010, defendants Pardes, Shanahan and Ruth filed a motion to dismiss the Complaint.  On that same day, defendant Eakman also filed a motion to dismiss the Complaint.  (Pardes, Shanahan, Ruth and Eakman are hereafter collectively referred to as the “Former Defendants”).

J.           On August 20, 2010, defendants Buttner, Henigson, Brecher, E_Buttner and AB&Co. filed their Answer to the Complaint, and nominal defendant Value Line filed its Answer to the Complaint.

K.           On September 8, 2010, the Court approved a stipulation dismissing the action against Eakman, without prejudice.

L.           On September 13, 2010, the Court entered a Preliminary Conference Order setting dates for discovery, the filing of the note of issue and any motions for summary judgment.

M.           On September 27, 2010, the Court entered a Stipulation and Order for the Production and Exchange of Confidential Information relating to confidential or proprietary documents produced by the parties or others in the course of discovery.

N.           On September 28, 2010, the Court approved a stipulation dismissing the action against defendants Pardes, Shanahan and Ruth, without prejudice.

O.           On September 30, 2010, defendants Pardes, Shanahan and Ruth served their Responses and Objections to Plaintiffs’ First Request for Production of Documents and produced thousands of pages of documents in response to Plaintiffs’ First Document Request.

P.           On October 6, 2010, defendants Buttner, Henigson, Brecher, E_Buttner, AB&Co. and nominal defendant Value Line served their Responses and Objections to Plaintiffs’ First Request for the Production of Documents.  In sum, defendants produced nearly 300,000 pages of documents to Plaintiffs.

Q.           On January 13, 2011, the Court entered an Order of Reference to Alternative Dispute Resolution, referring the parties to the Alternative Dispute Resolution (“ADR”) Program of the Commercial Division and staying all proceedings during the ADR process.

R.           Following mediation pursuant to the ADR program, Value Line, defendants Buttner, E_Buttner, Henigson, Brecher and AB&Co. (hereinafter the “Defendants”) and the Plaintiffs agreed to resolve all claims that were or could have been asserted in the Complaint.

S.           Defendants have denied and continue to deny each and all of the claims and contentions alleged by the Plaintiffs in the Complaint.  Defendants expressly have denied and continue to deny all charges of wrongdoing or liability against them arising out of any of the conduct, statements, acts, or omissions alleged, or that could have been alleged, in the Complaint, and deny and continue to deny that they caused Value Line to suffer any damage or harm to its reputation or otherwise engaged in conduct that constituted a breach of their fiduciary duties.  Defendants have maintained and continue to maintain that at all material times they acted in good faith and in a manner they believed to be in the best interests of Value Line and its shareholders.

T.           Nonetheless, Defendants have concluded that further conduct of the Consolidated Action would be protracted and expensive, and that it is desirable that the Consolidated Action be fully and finally settled in the manner and upon the terms and conditions set forth in the Stipulation.  Defendants also have taken into account the uncertainty and risks inherent in any litigation, especially in complex cases such as the Consolidated Action.  Defendants have, therefore, determined that it is desirable that the Consolidated Action be settled in the manner and upon the terms and conditions set forth in the Stipulation.  There has been no adverse determination by any court against any of the Defendants on the merits of the claims asserted by the Plaintiffs.

U.           Plaintiffs believe that the claims asserted in the Complaint have merit.  However, Counsel for the Plaintiffs recognize and acknowledge the expense and length of continued proceedings necessary to prove their allegations and to prosecute the Consolidated Action against the Defendants through trial and through appeals.  Counsel for Plaintiffs also have taken into account the uncertain outcome and the risk of any litigation, especially in complex actions such as the Consolidated Action, as well as the difficulties and delays inherent in such litigation.  Counsel for Plaintiffs also are mindful of the inherent problems of proof and possible defenses to the violations asserted in the Consolidated Action.

V.           Counsel for the Plaintiffs believe that the settlement set forth in the Stipulation confers substantial benefits upon Value Line and its Shareholders (as hereinafter defined) and is in the best interest of the Plaintiffs and Value Line and its Shareholders.

W.           Value Line and Value Line’s outside counsel, Echtman & Etkind, LLP, have also determined that the settlement set forth in the Stipulation is in the best interests of the Company and its shareholders.

NOW, THEREFORE, it is hereby stipulated and agreed, by and among Plaintiffs, nominal defendant Value Line, and each of the other Defendants, by and through their respective counsel or attorneys of record, that, subject to the approval of this Court, the Consolidated Action and the Released Claims (as defined below) shall be finally and fully compromised, settled and released, and the Consolidated Action shall be dismissed with prejudice, upon and subject to the terms and conditions of the Stipulation.

DEFINITIONS

In addition to the terms defined above, the following terms, as used in the Stipulation, shall have the meanings specified below:

                Section 1.1    “Defendants” are the defendants who have not been previously dismissed from the Consolidated Action.  Those defendants are Value Line, Buttner, Henigson, Brecher, E_Buttner, and AB&Co.

        Section 1.2    “Effective Date” means the first date by which all of the events and conditions specified in Section 6.1 of the Stipulation have been met and have occurred.

Section 1.3     “Escrow Agent” means an escrow agent jointly selected by Plaintiffs and the Defendants and approved by the Court.

Section 1.4    “Final Court Approval” means: (a) the date of final affirmance of the Judgment (as defined below) on an appeal from the Judgment, the expiration of the time for a petition for a writ of certiorari to review the Judgment and, if certiorari be granted, the date of final affirmance of the Judgment following review pursuant to that grant; or (b) the later of the date of final dismissal of any appeal from the Judgment, including the expiration of the time for filing a petition for a writ of certiorari therefrom, or the final dismissal of any proceeding on certiorari to review the Judgment, without material modification to the Judgment; or (c) if no appeal is filed, the expiration date of the time for the filing or noticing of any appeal from the Judgment approving the Stipulation substantially in the form of Exhibit “A” hereto; i.e., thirty (30) days after entry of the Judgment, or such longer time to appeal after the entry of the Judgment as allowed by order of the Court.  An appeal or petition for a writ of certiorari pertaining solely to any plan of allocation or application for attorneys’ fees, costs or expenses, shall not in any way delay or preclude the Judgment from becoming final.

Section 1.5     “Former Defendants” means Pardes, Shanahan, Ruth and Eakman.

Section 1.6     “Judgment” means the proposed Order and Final Judgment in the form attached hereto as Exhibit “A.”

Section 1.7     “Notice” is defined as the notice referred to in Section 2.4 that the Court, in its discretion, may direct to be given to Value Line’s shareholders.

Section 1.8    “Person” means an individual, corporation, partnership, limited partnership, association, joint stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, and any business or legal entity and their spouses, heirs, any members of his/her family, predecessors, successors, representatives, or assignees.

Section 1.9     “Released Claims” means “Released Claims against Defendants and Former Defendants” and/or “Released Claims against Plaintiffs.”

Section 1.10   “Released Claims against Defendants and Former Defendants” shall mean and include any and all claims whatsoever, causes of action, demands, rights, suits, or liabilities, whatsoever, whether the claims are individual or otherwise in nature, based on federal, state, local, statutory or common law or any other law, rule or regulation, both known claims or unknown claims, including but not limited to claims for negligence, gross negligence, professional negligence, breach of duty of care or breach of duty of loyalty or breach of the duty of candor, fraud, breach of fiduciary duty, mismanagement, corporate waste, malpractice, breach of contract, negligent misrepresentation, violations of any state statutes, or federal statutes, rules or regulations, and any “Unknown Claims” (as defined below), arising from the beginning of the world to the date of the execution of this Settlement Agreement, including, but not limited to, Unknown Claims arising out of or relating to the allegations, matters and transactions in the Complaint, whether direct or derivative, that have been or that could have been asserted in the Consolidated Action, or arising out of or relating to the SEC Order, in this or any other forum by Value Line or any of its current shareholders or their lawyers against the Released Persons.  The Released Claims against Defendants and Former Defendants does not include claims arising from or relating to the restructuring of Eulav Securities, Inc. that was described and disclosed in the Form 8-K filed by Value Line with the SEC on December 27, 2010.

Section 1.11   “Released Claims against Plaintiffs” means any and all claims, rights or causes of action or liabilities whatsoever, whether based on federal, state, local, statutory or common law or any other law, rule or regulation, including both known claims and Unknown Claims, arising out of or relating to the allegations, matters and transactions in the Complaint that have been or could have been asserted in the Consolidated Action, or arising out of or relating to the SEC Order, in this or any forum by the Defendants or any of their successors and assigns against any of the Plaintiffs or their attorneys regarding this lawsuit.

Section 1.12  “Released Persons” means each of the Defendants, Former Defendants, and Value Line.  “Released Persons” also includes the Defendants’, Former Defendants’ and Value Line’s respective past or present directors, officers, employees, partners, members, principals, agents, underwriters, insurers, co-insurers, reinsurers, controlling shareholders, attorneys, accountants or auditors, banks or investment banks, associates, personal or legal representatives, estates, predecessors, successors, parents, subsidiaries, divisions, assigns, spouses, heirs, related or affiliated entities, any entity in which Value Line or any of the Released Persons has a controlling interest, any members of his/her family, or any trust of which any of the Defendants or Former Defendants is the settlor or which is for the benefit of any of the Defendants or Former Defendants or their families.

Section 1.13  “Releasing Parties” means any of the parties releasing claims pursuant to Sections 1.09 – 1.11, including each of the (a) Plaintiffs, (b) shareholders of Value Line or their lawyers, (c) Defendants and/or (d) each of their successors and/or assigns.

Section 1.14   “Scheduling Order” means the Scheduling Order determined by the Court.

Section 1.15   “Settlement Amount” means the aggregate sum of two million nine hundred thousand dollars ($2,900,000.00) being paid by or on behalf of Defendants in order to settle all claims known or unknown that could have been asserted in this Consolidated Action.  The $2,900,000 Settlement Amount includes (a) the Plaintiffs’ legal fees, (b) the Escrow Agent’s fees, professional fees, and expenses, (c) the transfer agent’s, if any, fees and expenses, (d) all other expenses of Plaintiffs and any other expenses associated with the enforcement of the settlement, and (e) all costs set forth in Section 2.4, including the cost for filing the Form 8K notice.  The Settlement Amount is not being paid by or on behalf of Value Line.

Section 1.16   “Settling Parties” means, collectively, the Defendants and the Plaintiffs on behalf of themselves and derivatively on behalf of Value Line.

Section 1.17  “Shareholder(s)” means any record or beneficial holder(s) of shares of Value Line, Inc. common stock on the day the Court approves the Stipulation, except for Defendants and any members of their immediate families.  “Immediate families” shall mean the following individuals: for each of the Defendants, his/her parents, spouse, children, and any other relatives who are financially supported.

Section 1.18   “Unknown Claims” means any claims that any of the Releasing Parties do not know or suspect to exist, which, if known by him, her, or it, might affect, or might have affected his, hers, or its settlement with and release of the Released Persons.  With respect to the Released Claims, to the fullest extent permitted by law, the Parties stipulate and agree that upon Final Court Approval of the Settlement the Releasing Parties shall be deemed to have, and by operation of the Judgment shall have expressly waived and relinquished the provisions, rights, and benefits of Section 1542 of the California Civil Code, and of any law, regulation or provision of any code of civil procedure of any other jurisdiction within or outside of the United States which is similar, comparable, or equivalent to Section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The Releasing Parties may hereafter discover facts in addition to or different from those which any of them now knows or believes to be true with respect to the subject matter of the Released Claims, but the Releasing Parties, upon Final Court Approval, shall be deemed to have, and by operation of the Judgment shall have fully, finally and forever settled and released any and all Released Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct which is negligent, reckless, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts.

Section 1.19   “Value Line” means nominal defendant Value Line, Inc., a New York corporation, and all of its predecessors, successors, and all present and former parents, subsidiaries, divisions, and related or affiliated entities.

SETTLEMENT CONSIDERATION

Section 2.1    Within fifteen (15) business days of Final Court Approval, AB&Co., as agent for all of the defendants, shall pay the Settlement Amount into an interest bearing account maintained by the Escrow Agent, subject to Court oversight.  The Settlement Amount, together with any accrued interest, shall constitute the “Settlement Fund.”   Payment as set forth herein will constitute satisfaction of all financial obligations of the Stipulation.

Section 2.2     The Escrow Agent shall invest the Settlement Fund in instruments backed by the full faith and credit of the United States Government or fully insured by the United States Government or the FDIC and shall reinvest the proceeds of these instruments as they mature in the same types of instruments at their then current market rates.

Section 2.3     The Settling Parties and the Escrow Agent agree to treat the  Settlement Fund as being at all times a “qualified settlement fund” within the meaning of Treas. Reg. §1.468B-1.  The Escrow Agent shall timely make such elections as necessary or advisable to carry out the provisions of this Section 2.3, including the “relation-back election” (as defined in Treas. Reg. §1.468B-1) back to the earliest permitted date.  Such elections shall be made in compliance with the procedures and requirements contained in such regulations.  It shall be the responsibility of the Escrow Agent to prepare properly and timely deliver the necessary documentation for signature by all necessary parties, and thereafter to cause the appropriate filing to occur.

For the purpose of §468B of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, the “administrator” shall be the Escrow Agent.  The Escrow Agent shall satisfy the administrative requirements imposed by Treas. Reg. §1.468B-2 by, e.g., and be responsible for properly (i) obtaining a taxpayer identification number, (ii) satisfying any information reporting or withholding requirements imposed on disbursements from the Settlement Fund, and (iii) timely and properly filing applicable federal, state and local tax returns necessary or advisable with respect to the Settlement Fund (including, without limitation, the returns described in Treas. Reg. §1.468B-2(k)) and properly paying any taxes reported thereon out of the Settlement Fund.  Such returns (as well as the election described in this Section 2.3) shall be consistent with this Section 2.3 and in all events shall reflect that all Taxes as defined in subsection (b) below (including any estimated Taxes, interest or penalties) on the income earned by the Settlement Fund shall be paid out of the Settlement Fund.

All (i) taxes (including any estimated taxes, interest or penalties) arising with respect to the income earned by the Settlement Fund, including, without limitation, any taxes or tax detriments that may be imposed upon the Defendants or their counsel with respect to any income earned by the Settlement Fund for any period during which the Settlement Fund does not qualify as a “qualified settlement fund” for federal or state income tax purposes (collectively, “Taxes”), and all (ii) expenses and costs incurred in connection with the operation and implementation of this Section 2.3, including, without limitation, expenses of tax attorneys and/or accountants and the fees and costs, if any, of the Escrow Agent and mailing and disbursement costs and expenses relating to filing (or failing to file) the returns described in this Section 2.3 (collectively, “Tax Expenses”), shall be paid out of the Settlement Fund; in all events neither the Defendants, nor the Former Defendants, nor their counsel shall have any liability or responsibility for any Taxes or the Tax Expenses or for any taxes (including estimated taxes, interest or penalties) payable by any person who receives any payment out of the Settlement Fund.  Further, Taxes and Tax Expenses shall be treated as, and considered to be part of the Settlement Fund and shall timely be paid by the Escrow Agent out of the Settlement Fund without prior order from the Court and the Escrow Agent shall be obligated (notwithstanding anything herein to the contrary) to withhold from distribution to Value Line shareholders who receive distributions from the Settlement Fund any funds necessary to pay such amounts, including the establishment of adequate reserves for any Taxes and Tax Expenses (as well as any amounts that may be required to be withheld under Treas. Reg. §1.468B-2(1)(2)); neither the Defendants nor their counsel are responsible therefor, nor shall they have any liability therefor.  The Settling Parties agree to cooperate with the Escrow Agent, each other, and their tax attorneys and accountants to the extent necessary to carry out the provisions of this Section 2.3.

The Escrow Agent and/or transfer agent must follow the tax opinion of Value Line’s tax counsel.

Section 2.4     All funds held by the Escrow Agent shall be deemed and considered to be in custodia legis, and shall remain subject to the jurisdiction of the Court.  All amounts in the Settlement Fund, after deducting any Taxes, any Tax Expense, any expenses of the Escrow Agent including his fees in performing his duties hereunder, and all expenses in connection with this Settlement and any award by the Court of attorneys’ fees and expenses to Plaintiffs’ Counsel, shall be distributed to all Shareholders.  Notwithstanding the foregoing, any unclaimed amount remaining in the Settlement Fund reverts back to the Defendants on or before December 31, 2012.   In addition, if the Court directs one or more of the parties to give Notice to Value Line’s shareholders of this Settlement, then the parties agree that all costs, fees, and expenses relating to the Notice will be deducted from the Settlement Fund.  If the Notice is in the form of a Form 8K, the costs for Edgarizing, preparing and printing the Notice will be deducted from the Settlement Fund.

Section 2.5     AB&Co. agrees: (i) at each of the next five (5) meetings of the shareholders of Value Line, it will vote its shares of Value Line to elect to the Value Line Board of Directors a new, independent non-management director (who need not be in addition to the number of directors currently serving) who qualifies as an “audit committee financial expert” within the meaning of the applicable rules promulgated by the SEC pursuant to Section 407 of the Sarbanes-Oxley Act of 2002; and (ii) to request that the Value Line Board of Directors appoint an “audit committee financial expert” within the meaning of the applicable rules promulgated by the SEC pursuant to Section 407 of the Sarbanes-Oxley Act of 2002 to serve on the Value Line Audit Committee who need not be the same individual throughout the time period or the same new non-management director.

Section 2.6     The individual Plaintiffs, Alan R. Kahn and Larry Morrison, agree that they will not sue AB&Co. and its affiliates and/or Value Line and its affiliates or any of those entities’ respective past, present or future directors, officers or employees in a class action or derivative action in Plaintiffs’ capacity as shareholders of Value Line, provided, however, that Plaintiffs may sue to enforce the terms of this settlement if approved by the Court.

SCEHDULING ORDER, SETTLEMENT HEARING

Section 3.1     As promptly as practicable following execution of the Stipulation, Plaintiffs’ Counsel shall file a motion for entry of a scheduling order that is agreed to by both parties and will, among other things, schedule a final hearing on the Settlement.

In addition, if the Court, in its discretion, directs that Notice should be given to Value Line’s shareholders, then a Notice will be jointly drafted for dissemination to Value Line’s shareholders.  As noted, the parties agree that all costs, fees, and expenses relating to the Notice, including the costs for distribution and/or publication of the Notice will be deducted from the Settlement Fund.

RELEASE OF CLAIMS

Section 4.1     Upon the Effective Date, the Plaintiffs, and all other Value Line Shareholders, and Value Line shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished, and discharged all Released Claims against the Released Persons and their lawyers.  Nothing herein, however, shall preclude any Settling Party from enforcing the terms of the Stipulation.

Section 4.2     Upon the Effective Date, the Defendants shall be deemed to have, and by operation of the Judgment shall have, fully, finally and forever released, relinquished, and discharged the Plaintiffs and their counsel, each only in his or its capacity as such, from all Released Claims against Plaintiffs.  Nothing herein, however, shall prelude any Settling Party from enforcing the terms of the Stipulation.

ATTORNEY’S FEES, COSTS, AND EXPENSES

Section 5.1     The parties agree that the amount of attorneys’ fees and expenses awarded from the Settlement Fund shall be reasonable.  Plaintiffs’ Counsel may submit an application to the Court (the “Fee and Expense Application”) for distributions to them from the Settlement Fund for an award of attorneys’ fees and expenses of up to one-third (33-1/3%) of the Settlement Fund.  Plaintiffs and their counsel shall be reimbursed solely out of the Settlement Fund.  The Defendants shall not be liable for any costs, fees, or expenses of any of the Plaintiffs’ attorneys, experts, advisors agents or representatives.  All such costs, fees and expenses as approved by the Court shall be paid out of the Settlement Fund within five business days of the later of (a) the Effective Date or (b) the entry of the order awarding such fees and expenses (the “Final Fee Award”).  In the event that the Final Fee Award  is reversed or modified following payment of fees and expenses to Plaintiffs’ Counsel pursuant to Court order, Plaintiffs’ Counsel shall within five (5) business days from receiving notice from Defendants’ counsel or from a court of appropriate jurisdiction, refund to the Settlement Fund, out of the fees and expenses previously paid to them from the Settlement Fund plus interest thereon at the same rate as earned on the Settlement Fund, an amount consistent with such reversal or modification.  Each such counsel’s law firm, as a condition of receiving such fees and expenses, on behalf of itself and each partner, member or shareholder of it, agrees that the law firm and its partners, shareholders or members are subject to the jurisdiction of the Court for the purpose of enforcing the provisions of this paragraph.

Section 5.2     The procedure for and the allowance or disallowance by the Court of the Fee and Expense Application, and any other fair and reasonable fees requested, are not part of the settlement set forth in this Stipulation, and are to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness, and adequacy of the settlement.  Notwithstanding the foregoing, all such fees and expenses that are awarded will be deducted from and come out of the Settlement Fund, it being understood that Defendants will not pay more than $2,900,000 to settle this Consolidated Action, which amount includes all costs, fees, and other expenses related to and/or are set forth in the terms of this Stipulation.  Any order or proceedings relating to the Fee and Expense Application, or any appeal from any order relating thereto or reversal or modification thereof, shall not operate to terminate or cancel the Stipulation, or affect or delay the finality of the Judgment approving the Stipulation and the settlement of the Consolidated Action set forth therein.

Section 5.3     Except for the obligation of Defendants to pay the Settlement Amount, none of the Defendants shall have any responsibility for, or liability with respect to, any payment to Plaintiffs’ Counsel or any other counsel or Person who receives payment from the Settlement Fund, nor with respect to the allocation among Plaintiffs’ Counsel or any other Person who may assert some claim thereto, of any award of fees and expenses that the Court may make in the Consolidated Action.

CONDITIONS

Section 6.1     The Effective Date of the Stipulation shall be conditioned on and subject to the occurrence of all of the following events:

(a) The Court has entered the Judgment, or a Judgment substantially in the form of Exhibit “A” hereto;

(b) That Judgment has become Final and Non-Appealable;

(c) The Consolidated Action has been dismissed with prejudice; and

(d) The Judgment for all fees, expenses, and the Settlement Fund monies relating to this case shall not exceed $2,900,000.

In the event that the Stipulation is not approved by the Court or the settlement set forth in the Stipulation is terminated or fails to become effective in accordance with its terms, the then the Stipulation shall be canceled and terminated and the Settling Parties shall be restored to their respective positions in the Consolidated Action prior to execution of the Stipulation.  In such event, the terms and provisions of the Stipulation shall have no further force and effect and shall not be used in this Consolidated Action or in any other proceeding for any adverse purpose or inference, and any Judgment or order entered by the Court in accordance with the terms of the Stipulation shall be treated as vacated, nunc pro tunc.

MISCELLANEOUS PROVISIONS

Section 7.1     The Settling Parties agree to cooperate to the extent necessary to effectuate and implement all terms and conditions of the Stipulation.  The Stipulation shall be construed and interpreted to effectuate the intent of the Settling Parties, which is to provide, though the Stipulation, for a complete resolution of the Released Claims with respect to each of the Released Persons and/or Settling Parties.

Section 7.2    Neither the Stipulation (whether or not it becomes final) nor the Judgment, nor any and all negotiations, documents, and discussions associated with them, as well as any other matters pertaining thereto, shall be deemed or construed to be an admission by Defendants or evidence of any violation of any statute or law or of any liability or wrongdoing whatsoever or of the truth of any of the claims or allegations contained in the Complaint or any other pleading filed by Plaintiffs and evidence thereof shall not be discoverable or used directly or indirectly, in any way, whether in the Consolidated Action or in any other action or proceeding.  The Defendants may file the Stipulation or the Judgment in any action.

Section 7.3     The Stipulation may be amended or modified only by a written instrument signed by or on behalf of all Settling Parties or their respective successors-in-interest.

Section 7.4     The Stipulation and Exhibit attached thereto constitutes the entire agreement among the parties hereto and no representations, warranties or inducements have been made to any party concerning the Stipulation or its Exhibit other than the representations, warranties and covenants contained and memorialized in such documents.  Except as otherwise provided therein, each party shall bear its own costs.  The escrow costs and all other fees and expenses relating to payments to Plaintiffs and to the distribution of moneys and taxes shall be part of the $2.9 million Settlement Fund and shall be paid from the Settlement Fund provided the stipulation is approved by the Judgment described in Section 6.1 hereof.

Section 7.5     Each counsel or other Person executing the Stipulation or its Exhibit on behalf of any party hereto warrants that such person has the full authority to do so.

Section 7.6     The Stipulation may be executed in one or more counterparts.  All executed counterparts and each of them shall be deemed to be one and the same instrument. A complete set of original executed counterparts shall be filed with the Court.

Section 7.7      The Stipulation shall be binding upon, and inure to the benefit of, the successors and assigns of the parties hereto.

Section 7.8     The Court shall retain jurisdiction with respect to implementation and enforcement of the terms of the Stipulation, and all parties hereto submit to the jurisdiction of the Court for purposes of implementing and enforcing the settlement embodied in the Stipulation.

Section 7.9     The Stipulation and the Exhibit hereto shall be considered to have been negotiated, executed and delivered, and to be wholly performed, in the State of New York, and the rights and obligations of the parties to the Stipulation shall be construed and enforced in accordance with, and governed by, the internal laws of the State of New York without giving effect to that State’s choice of law principles.

Section 7.10   The Stipulation shall not be construed more strictly against one party than another merely by virtue of the fact that it, or any part of it, may have been prepared by counsel for one of the parties, it being recognized that it is the result of arm’s length negotiations between the parties and all parties have been represented by counsel and have contributed substantially and materially to the preparation of the Stipulation.

STIPULATED AND AGREED:
/s/ Jeffrey S. Abraham	/s/ Tab K. Rosenfeld
Jeffrey S. Abraham	Tab K. Rosenfeld
Philip T. Taylor	ROSENFELD & KAPLAN LLP
ABRAHAM, FRUCHTER & TWERSKY, LLP	535 Fifth Avenue, Suite 1006
One Penn Plaza, Suite 2805	New York, New York 10017
New York, New York 10119	Tel: 212-682-1400
Tel: 212-279-5050
Attorneys for Defendants Jean Bernhard
Buttner, David T. Henigson, Edgar A. Buttner,
Howard A. Brecher and Arnold Bernhard & Co., Inc.
/s/ Harold B. Obstfeld	/s/ David Etkind
Harold B. Obstfeld	David Etkind
HAROLD B. OBSTFELD, P.C.	ECHTMAN & ETKIND, LLP
100 Park Avenue, 20th Floor	12 Marlette Place
New York, New York 10017	White Plains, New York 10605
Tel: 212-696-1212	Tel: 212-757-2310

/s/ James S. Notis	Attorneys for Nominal Defendant Value Line, Inc.
James S. Notis
GARDY & NOTIS, LLP
560 Sylvan Avenue
Englewood Cliffs, New Jersey 07632
Tel: 201-567-7377

Attorneys for Plaintiffs

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